SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  [   ]

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

JOHNSON OUTDOORS, INC.
(Name of Registrant as Specified in its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Johnson Outdoors Inc.

        On March 3, 2005, Johnson Outdoors Inc. (the “Company”) issued a press release announcing that Institutional Shareholder Services, a national proxy advisory firm, recommended that the Company’s shareholders vote FOR the Company’s proposed merger with JO Acquisition Corp. at the Company’s special shareholder meeting on March 22, 2005 (the “Press Release”). A copy of the Press Release follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

FOR IMMEDIATE RELEASE

CONTACT:	CYNTHIA GEORGESON 262-631-6600

ISS RECOMMENDS THAT JOHNSON OUTDOORS SHAREHOLDERS VOTE
IN FAVOR OF PROPOSED MERGER WITH JO ACQUISITION CORP.

Racine, Wisconsin, March 3, 2005 – JOHNSON OUTDOORS INC. (Nasdaq: JOUT) today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, has recommended that Johnson Outdoors shareholders vote FOR Johnson Outdoors’ proposed merger with JO Acquisition Corp. at the Company’s special shareholder meeting on March 22, 2005.

ISS is widely recognized as the leading independent proxy advisory firm in the nation. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country.

In recommending that Johnson Outdoors shareholders vote in favor of the proposed transaction, ISS stated in its March 2, 2005 report:

“Based on our review of the terms of the transaction . . . in particular the premium paid to current shareholders and the procedural safeguards taken in negotiating the terms, we believe that the merger agreement warrants shareholder support.”*

As previously announced on October 29, 2004, the board of directors of Johnson Outdoors approved a definitive merger agreement with JO Acquisition Corp. under which JO Acquisition Corp. will acquire all of Johnson Outdoors’ outstanding shares for $20.10 per share in cash. The transaction, if approved, is expected to be completed shortly after the March 22, 2005 shareholder vote.

Under the terms of the all-cash offer of $20.10 per share, which represents a 21.2% premium to the average closing price of Johnson Outdoors Class A common stock for the 30 days prior to the Buy-Out Group’s initial $18.00 offer and a 53.7% premium to the 52-week average closing price prior to the February 20, 2004 announcement of the offer, Johnson Outdoors’ unaffiliated shareholders will receive guaranteed value for their investment. As the Company noted in its definitive proxy statement that it recently mailed to its shareholders, the Board of Directors urges all shareholders who have not already done so to vote FOR the merger by mailing in their proxy cards TODAY.

* Permission to use quotation neither sought nor obtained.

Approval of the merger agreement requires, among other required votes, the affirmative vote of 66 2/3% of the votes entitled to be cast at the special meeting by shareholders other than members of the Buy-Out Group and their affiliates or associates. Accordingly, Johnson Outdoors urges shareholders, whether or not they plan to attend the special meeting in person, to sign, date and return the Company’s proxy card or to follow the instructions supplied on the proxy card for voting by telephone or via the Internet as soon as possible. Johnson Outdoors shareholders who have questions or need assistance voting their shares may call Innisfree M&A toll free at (877) 825-8964 or collect at (212) 750-5833.

In its report issued today, ISS also recommended that shareholders vote to approve the proposal that would give Johnson Outdoors the authority to adjourn the special meeting of shareholders if there are not sufficient votes to approve the transaction and related items.

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Minn Kota® motors; Humminbird® fishfinders; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and Eureka!® tents.

Visit Johnson Outdoors online at http://www.JohnsonOutdoors.com.

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